EXHIBIT 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
Contact:            Theresa M. Wasko, Treasurer & Chief Financial Officer
Telephone Number:   610-965-5959
E-mail:             twasko@eastpennbank.com


                 EAST PENN FINANCIAL CORPORATION ANNOUNCES FIVE
                CONSECUTIVE YEARS OF INCREASED DIVIDEND PAYMENTS


(July 22 2005 - EMMAUS, PA - East Penn Financial Corporation (NasdaqSC: EPEN) announced that on July 21, 2005 its Board of Directors declared a regular cash dividend of $0.10 per share on its common stock for the second half of 2005 as compared with the $0.09 per share cash dividend that was paid in the first half of 2005. The dividend is payable on August 31, 2005 to all shareholders of record as of August 10, 2005.

Total cash dividends for 2005 are $0.19 per share and represent an 18.8% increase over 2004 semi-annual cash dividends of $0.16 per share. This is the fifth consecutive year that the Company has paid and increased its cash dividends, on an annualized basis, since it initiated its first cash dividend payment of $0.05 per share in 2001.

Brent L. Peters, President and Chief Executive Officer, stated "We are most pleased to share our earnings success with our shareholders, who have remained so supportive to the company growth over the years." East Penn Financial Corporation recently announced that its earnings for the second quarter of 2005 increased 15.6% over second quarter earnings of 2004.

East Penn Financial Corporation, with assets of $387.6 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. East Penn Financial Corporation's stock is traded on the NASDAQ SmallCap Market under the symbol "EPEN". Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.




This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.